Exhibit 10.25

*** Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

OPEN ENERGY CORPORATION

514 Via de la Valle, Suite 200

Solana Beach, California 92075

April 9, 2008

Burlingame Industries, Inc.,

DBA Eagle Roofing Products

3546 N. Riverside Avenue

Rialto, California 92377

Re:          Amendment to Joint Marketing and Distribution Agreement

Dear Seamus,

This letter agreement will serve as an amendment (this “Amendment”) to, and forms a part of, the Joint Marketing and Distribution Agreement  (the “JMDA”), dated as of April 6, 2007 by and between Open Energy Corporation (“OEC”) and Burlingame Industries, Inc., DBA Eagle Roofing Products (“Eagle”).  This Amendment is binding upon both parties in accordance with its terms and is supported by consideration the adequacy of which is acknowledged by both parties.  Except as specifically set forth herein, this Amendment does not alter or amend the JMDA in any way, and all such terms remain in full force and effect.  Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the JMDA.

1.                                       Net Pricing Provisions.  The parties acknowledge that pursuant to the JMDA a portion of the pricing for product sold by OEC to Eagle for use in certain jurisdictions has been eliminated in exchange for the assignment to OEC of the state rebate (each a “Rebate”) associated with such product pursuant to various state incentive programs (“Net Pricing”).  In order to give greater certainty to OEC regarding the timing of the collection of the Rebates, and to enable OEC to continue to offer Net Pricing, the parties have agreed to the terms set forth below.

a.               Product Invoiced Prior to the Date Hereof.

i.                  Exhibit A, entitled “Eagle Rebate Status” sets forth a matrix of various previously-invoiced product shipped by OEC to Eagle.  For those categories where Eagle’s percentage is listed as 100%, Eagle hereby agrees that if on or prior to the date that is 150 days immediately following the date hereof, OEC has not received all information necessary to submit rebate claim paperwork applicable to any Rebate in such category to the proper utility or other governmental agency responsible for rebate payments (e.g., the California Energy Commission) (the “Rebate

Information”), then Eagle shall remit the estimated Rebate portion of the Net Pricing associated with the applicable invoice to OEC within 5 business days immediately following such 150-day period (such invoices, the “Fully Paid Past Invoices”).  Upon receipt of such payment, OEC will assign the applicable Rebate to Eagle, and Eagle shall be entitled to all proceeds of such Rebates upon collection.

ii.     OEC will continue to process the Rebate associated with Fully Paid Past Invoices following the payment thereof by Eagle.

iii.    For the avoidance of doubt, OEC and not Eagle shall remain responsible for all categories set forth on Exhibit A where Eagle’s percentage is zero and OEC’s percentage is listed as 100%.

b.              Product Invoiced on and After the Date Hereof.

i.      For invoices dated April 1, 2008 or later for which Net Pricing is extended, if OEC has received all Rebate Information applicable to any such invoice on or prior to the 150th day immediately following the invoice date (the “Rebate Deadline”), Eagle shall have no further obligation with respect to such invoice (other than reconciliation for the Rebate amount ultimately approved and paid by the applicable utility or government agency).

ii.     If OEC has not received all Rebate Information applicable to any invoice for which Net Pricing is extended on or prior to the applicable Rebate Deadline, then Eagle shall remit the estimated Rebate portion associated with the applicable invoice to OEC within 5 business days immediately following the applicable Rebate Deadline (such Rebates, “Fully Paid Rebates”).  Upon receipt of such payment, OEC will assign the applicable Rebate to Eagle, and Eagle shall be entitled to all proceeds of such Rebates upon collection.

iii.    Any Fully Paid Rebate shall be tracked and reconciled on a monthly basis between representatives of Eagle and OEC.  If within 90 days after OEC receives payment from Eagle in respect of any Fully Paid Rebate, such Fully Paid Rebate remains uncollected, then OEC shall credit to the account of Eagle an amount equal to 20% of such uncollected Fully Paid Rebate (the “True Up”).  If any Fully Paid Rebate is received following the applicable True Up: (1) by Eagle, then Eagle shall remit an amount equal to 20% thereof to OEC; and (2) by OEC, then OEC shall remit an amount equal to 80% of such Rebate to Eagle.  Eagle shall use commercially reasonable best efforts to cause the collection of any Rebate at the earliest practicable time for which a True Up has been effected pursuant to this paragraph.

iv.           Notwithstanding paragraph 3(c) above, in the event that OEC has not received a signed copy of the Solar Rebate Processing Agreement in the form set forth on Exhibit B hereto from the developer (in the case of new construction) or the applicable homeowner (in the case of custom re-roof  projects) on or prior to the applicable Rebate Deadline, then Eagle shall remit an amount equal to 100% of the estimated Rebate portion associated with the applicable invoice to OEC within 5 business days of the applicable Rebate Deadline.  Upon receipt of such payment, OEC will assign the applicable Rebate to Eagle, and Eagle shall be entitled to all proceeds of such Rebates upon collection.

c.               OEC agrees to use commercially reasonable best efforts to process all Rebates assigned to it in respect of Net Pricing offered to Eagle to cause the collection thereof as soon as reasonably practicable.  Eagle acknowledges that OEC’s Rebate processing efforts are dependent in part on receipt of information and signatures from Eagle’s customers and others in its distribution channel.

2.                                       Minimum Purchase Commitment.

a.               Baseline Minimum Purchase Amounts.  Eagle hereby agrees that it shall purchase from OEC the following product amounts (expressed both in numbers of tiles as well as total wattage)  on a monthly basis from April 2008 through December 2008:

i.	April 2008:	4,000 tiles, 136,000 watts;
ii.	May 2008:	5,000 tiles, 169,400 watts;
iii.	June 2008:	6,000 tiles, 201,600 watts;

Quarterly Minimum Total: 15,000 tiles, 507,000 watts

iv.	July 2008:	8,000 tiles, 301,000 watts;
v.	August 2008:	10,000 tiles, 400,000 watts;
vi.	September 2008:	12,000 tiles, 498,000 watts;

Quarterly Minimum Total: 30,000 tiles, 1,199,000 watts

vii.	October 2008:	13,000 tiles, 506,000 watts;
viii.	November 2008:	14,000 tiles, 514,000 watts; and
ix.	December 2008:	15,000 tiles, 522,000 watts.

Quarterly Minimum Total: 42,000 tiles; 1,542,000 watts

b.              Adjusted Minimum Purchase Amounts.  It is anticipated that OEC will introduce and make available for purchase by Eagle a Generation 2 Asphalt Shingle PV product (the “Gen 2 Shingle Product”) on or prior to October 1, 2008 (the “Asphalt Shingle Condition”).  If the Ashpalt Shingle Condition is satisfied, Eagle agrees, in addition to the baseline minimum purchase amounts set forth above in paragraph 2(a), to purchase at least the following quantities of such Gen 2 Shingle Product from OEC during the applicable periods:

i.	October 2008:	2,500 tiles, 105,000 watts;
ii.	November 2008:	3,500 tiles, 147,000 watts; and
iii.	December 2008:	5,000 tiles, 210,000 watts.

c.               Effect of Failure to Purchase Minimum Amounts.  In the event that Eagle fails to purchase the Quarterly Minimum Total on or prior to the end of any calendar quarter set forth above under paragraph 2(a), as increased (as applicable) by the minimum purchase amounts set forth above under paragraph 2(b) in the event the Asphalt Shingle Condition is satisfied (a “Minimum Purchase Failure”), then the pricing extended to Eagle set forth below under paragraph 3 for all product purchased in the applicable calendar quarter shall be increased by $0.02 per watt for every 1,000 tiles less than the Quarterly Minimum Total that Eagle purchases in the applicable calendar quarter from OEC.  In addition to the foregoing and not in lieu thereof, following the date of the Florida Launch (as defined below), upon the occurrence of any Minimum Purchase Failure, OEC shall be permanently released from any and all exclusivity provisions set forth in the JMDA and shall be permitted to sell product in any amount to any party without restriction.

i.                  Notwithstanding the foregoing, until the earlier to occur of (1) the 30th day following the date on which Miami-Dade County, Florida approves the use of OEC product in such County, or (2) the date on which Eagle actually begins to offer its product for purchase in Florida (the “Florida Launch”), which Florida Launch is expected to occur on or prior to July 30, 2008, the per watt increase in pricing set forth in paragraph 2(c) shall be limited to $0.01 per watt.

ii.               Notwithstanding the foregoing, in the event that Eagle attempts to purchase and OEC fails to deliver at least the Quarterly Minimum Total to Eagle for any calendar quarter described in paragraph 2(a) above, then Eagle shall be entitled to a $0.02 per watt discount for each 1,000 tiles that OEC delivers below the applicable Quarterly Minimum Total, applicable to all product purchased during such calendar quarter.

3.                                       Tiered Pricing.

a.               The following pricing shall apply for product and services purchased by Eagle from OEC from and after April 1, 2008:

i.                  4 Foot Blue Tiles:

1.               Panel-only price: [***](1) per watt (includes no ancillary services or support).

(1)  Indicates that confidential treatment has been sought for this information.

2.     Tract Builders: [***](2) per watt (includes full rebate processing, net pricing and engineering and customer service support).

3.     Custom Re-Roofs: [***](3) per watt (includes full rebate processing, net pricing and engineering and customer service support).

ii.               4 Foot Gold Tiles:

1.     Panel-only price:  [***](4) per watt (includes no ancillary services or support).

2.     Tract Builders: [***](5) per watt (includes full rebate processing, net pricing and engineering and customer service support).

3.     Custom Re-Roofs: [***](6) per watt (includes full rebate processing, net pricing and engineering and customer service support).

iii.            Services Pricing:

1.     Rebate Processing/Net Pricing:  [***](7) per watt.

2.     Engineering/Customer Service  [***](8) per watt (includes Levels I-III customer service and training).

4.                                       Co-Op Marketing Program.  The parties expressly agree to continue the co-op marketing program set forth in the JMDA, including, without limitation, the contribution by OEC of an amount equal to 1.5% of each calendar quarter’s sales to Eagle to a common marketing fund.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of this 10th day of April, 2008.

OPEN ENERGY CORPORATION		BURLINGAME INDUSTRIES, INC.

By:	/s/ David A. Field	By:	/s/ Richard Jones

Name:	David A. Field	By:	Richard Jones

Title:	President	Title:	CFO

(2)  Indicates that confidential treatment has been sought for this information.

(3)  Indicates that confidential treatment has been sought for this information.

(4)  Indicates that confidential treatment has been sought for this information.

(5)  Indicates that confidential treatment has been sought for this information.

(6)  Indicates that confidential treatment has been sought for this information.

(7)  Indicates that confidential treatment has been sought for this information.

(8)  Indicates that confidential treatment has been sought for this information.

Exhibit A

Eagle Rebate Status

Exhibit B

Solar Rebate Processing Agreement